UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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XAI Floating Rate & Alternative Income Trust
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BoardIQ

Shareholder Switches Sides in Proxy Fight after Board OKs Liquidity Plan
(https://www.boardiq.com/c/5214124/745784?)

By Alyson Velati

July 28, 2026

The XAI Floating Rate & Alternative Income Trust’s board approved the liquidity plan, which includes an initial tender offer, and two subsequent tender offers only if liquidity is needed.

The board for XA Investments' XAI Floating Rate & Alternative Income Trust has approved a liquidity plan that creates a series of opportunities for shareholders to redeem their shares, winning over a large shareholder in a contentious proxy fight between the board and Octagon Credit Investors, a former subadvisor of the fund.

Over the past few months, Octagon Credit Investors and XAI Floating Rate & Alternative Income Trust became entangled in a proxy fight, after the fund's board voted on May 14 to terminate Octagon as its subadvisor and replace it with Rockford Tower Asset Management, a King Street Capital Management affiliate.

A special meeting will be held on Thursday, when shareholders will vote on whether to approve the new subadvisory agreement with Rockford.

The implementation of the liquidity plan is contingent upon shareholder approval of the proposed subadvisory agreement, XA announced.

As a result of the approved liquidity plan, the fund has entered into an agreement with Bulldog Investors, one of the fund's largest shareholders, in which Bulldog will vote in favor of the proposed subadvisory agreement with Rockford, XA announced on Monday.

Bulldog earlier this month had publicly announced it would vote against the proposed subadvisory agreement due to a loss of confidence in the fund's board over a separate and much-earlier decision that canceled the scheduled return of capital to investors by 2029.

"After extensive discussions with representatives of the fund, we are pleased to have reached an agreement that will include one or more opportunities for shareholders to monetize at least a portion of their shares at a price close to NAV," Bulldog stated in a release Monday.

Last week, Institutional Shareholder Services and Glass Lewis recommended that shareholders approve the XAI Floating Rate & Alternative Income Trust's proposed subadvisory agreement.

"XA Investments has been actively listening to XFLT shareholders feedback over the past several weeks," Kim Flynn, president of XA Investments, wrote in an email. "With the subadvisor transition to King Street, we were focused primarily on improving XFLT NAV performance."

The liquidity plan includes an initial tender offer, and two subsequent tender offers as contingencies that will only kick in if needed for liquidity.

The implementation of the liquidity plan and the tender offers are subject to shareholder approval of the proposed investment subadvisory agreement, the announcement noted.

The initial tender offer would provide for the repurchase of up to 12.5% of the fund's then-outstanding common shares of beneficial interest, par value $0.01 per share at a price per share equal to 98% of NAV on the expiration date of the tender offer, according to the announcement.

That will start approximately 45 days following shareholder approval of the King Street subadvisory agreement, the press release noted.

The first contingent tender offer would provide for the repurchase of up to 7.5% of the fund's outstanding common shares and the second tender offer would provide for the repurchase of up to 5%, according to the announcement.

The fund has dropped from $48.90 at inception to $22.30 as of March 31, a decline of about 54%, ISS' report from last week noted, which the board estimates represents roughly $406.7 million in current share equivalent NAV destruction.